Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of December 23, 2016, amends the Rights Agreement, dated as of May 9, 2016 (the “Rights Agreement”), by and between tronc, Inc. (f/k/a Tribune Publishing Company), a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that, prior to such time as any Person becomes an Acquiring Person, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates to change, delete or adopt any provisions with respect to the Rights that the Company may deem necessary or desirable;

WHEREAS, no Person has become an Acquiring Person;

WHEREAS, the Board has determined that the threat posed to the Company at the time of adoption of the Rights Agreement has abated and an amendment to the Rights Agreement is now advisable to and in the best interests of the Company and its stockholders;

WHEREAS, subject to and in accordance with the terms of this Amendment, the Company and the Rights Agent have agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered a certificate from an officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1.              AMENDMENT OF THE RIGHTS AGREEMENT.

(a) The definition of “Final Expiration Date” in Section 1.17 of the Rights Agreement is hereby amended and restated in its entirety as follows:

““Final Expiration Date” means December 23, 2016.”

(b) Clause (i) of Section 7.1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(i) noon, New York time, on the Final Expiration Date,”.

2.              GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware (without giving effect to the conflicts of laws principles thereof) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

3.              OTHER AMENDMENT; EFFECT OF AMENDMENT. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the date hereof. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4.              COUNTERPARTS. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

5.              SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such severed provision affects the rights, immunities, duties or obligations of the Rights Agent under the Rights Agreement, as amended hereby, then the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

TRONC, INC.

By:	/s/ Justin C. Dearborn
Name:	Justin C. Dearborn
Title:	Chief Executive Officer

[Signature Page to Rights Agreement Amendment]

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ David L. Adamson
Name:	David L. Adamson
Title:	Vice President

[Signature Page to Rights Agreement Amendment]